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                                                                     EXHIBIT 8.1
                            [DAVIS POLK LETTERHEAD]

                                               May 1, 1998

Canadian National Railway Company
935 de La Gauchetiere St. West
Montreal, Quebec
CANADA H3B 2M9

Ladies and Gentlement:

     We have acted as special U.S. counsel for Canadian National Railway Company, a corporation organized under the laws of Canada ("CN"), in connection with the preparation of the Registration Statement on Form F-4 filed by the Company on May 1, 1998 pursuant to the Securities Act of 1933, as amended, relating to the merger of Blackhawk Merger Sub, Inc., a Delaware corporation ("Merger Sub"), with and into Illinois Central Corporation, a Delaware Corporation ("IC"), pursuant to the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), as amended by Amendment No. 1 dated as of March 4, 1998, by and among IC, CN and Merger Sub. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

     On the bases of the foregoing, we hereby confirm that the statements in the Joint Consent Statement/Prospectus constituting part of the Registration Statement under the caption "Certain United States and Canadian Income Tax Considerations -- United States Federal Income Tax Considerations", insofar as they relate to United States Federal income tax consequences of the Merger and the ownership of CN Common Stock currently applicable to U.S. Holders of IC Common Stock described therein, constitute our opinion as to the material United States federal income tax consequences of the Merger and the ownership of CN Common Stock to such U.S. Holders.